FORM OF FIRST AMENDMENT TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This FIRST AMENDMENT, dated [●], 2021, amends the Amended and Restated Expense Limitation Agreement between The Hartford Mutual Funds, Inc. (“HMF”) and The Hartford Mutual Funds II, Inc. (“HMF II” and together with HMF, the “Companies”) and Hartford Funds Management Company LLC (the “Adviser”), dated February 28, 2021 (the “Agreement”).

WHEREAS, the Companies and the Adviser entered into the Agreement to limit the total net annual operating expenses of the series of HMF and HFM II listed on Schedule A and/or Schedule B to the Agreement;

WHEREAS, Hartford Schroders Sustainable Core Bond Fund (the “Fund”) is a newly created series of HMF II and will commence investment operations on or about [●], 2021 (the “Effective Date”);

WHEREAS, the Board of Directors of HMF II has approved the terms and conditions of the expense limitation arrangements on behalf the Fund; and

WHEREAS, HMF II and the Adviser wish to amend the Agreement to add the Fund to the Agreement;

NOW, THEREFORE, the Companies and the Adviser hereby agree as follows:

1.	The following is added as new Section 3.5:

3.5. The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 4 below, does not exceed the specified amount for the class of shares of each Fund listed on Schedule D. The expense limitation arrangements shall commence on the Effective Date and shall continue until (and including) February 29, 2024.

2.	The following is added as new Schedule D:

Schedule D

Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
Hartford Schroders Sustainable Core Bond Fund	Class F: 0.36% Class I: 0.51% Class R3: 1.06%

Class R4: 0.76% Class R5: 0.46% Class Y: 0.40% Class SDR: 0.32%

3.	All other terms of the Agreement remain in effect.

IN WITNESS WHEREOF, the parties to the Agreement have executive this First Amendment as of the date first written above.

THE HARTFORD MUTUAL FUNDS, INC.	THE HARTFORD MUTUAL FUNDS II, INC.

By:	By:
Name: Thomas R. Phillips	Name: Thomas R. Phillips
Title: Vice President and Secretary	Title: Vice President and Secretary

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
Name: Gregory A. Frost
Title: Chief Financial Officer